Exhibit 10.2


                           RENAISSANCE COSMETICS, INC.

                               635 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                                              August 28, 1997

Mr. Robert Corso
625 Towne House Road

Fairfield, Connecticut 06430

         Re:  EMPLOYMENT AGREEMENT ("AGREEMENT")

Dear Mr. Corso:

                  This letter sets forth the terms and conditions of your employment with Renaissance Cosmetics, Inc., a Delaware corporation ("RCI"), and certain of its subsidiaries (the "Subsidiaries") as designated from time to time by the Chief Executive Officer and/or Board of Directors of RCI (the "Board"). RCI and the Subsidiaries are sometimes collectively referred to herein as the "Company." This letter shall become effective as of October 1, 1997 (the "Effective Date").

                  1. EMPLOYMENT AND SERVICES. You shall be employed as a Group Vice President and Chief Financial Officer of RCI with primary responsibility for the Company's financial affairs and relationships for the period beginning on the Effective Date and ending upon the third anniversary of the Effective Date or earlier termination pursuant to paragraph 4 (the "Employment Period"); provided, however, that, in the absence of termination, the Employment Period shall be extended for successive one year terms so long as neither party gives written notice of non-renewal to the other party not less than 90 days prior to the scheduled expiration date of the Employment Period. During the Employment Period, you shall render such services to the Company as the Chief Executive Officer and/or Board shall designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.

                  2. COMPENSATION. During the Employment Period, the Company shall pay you an annual base salary of $300,000, which salary shall be subject to review and possible increase on an annual basis, in the discretion of the Board. Such salary shall be payable in installments in accordance with the Company's regular payroll practices. In addition, during the Employment Period, you will participate in the Company's senior executive annual bonus program on terms to be determined by the Board; provided, however, that you will be entitled to receive a minimum bonus of $50,000 for each of the first two years of the Employment Period without regard to the amount you would otherwise be entitled to receive under the bonus program then in effect. The

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bonus program is reviewed by the Board yearly at which time the Board sets targets which it deems reasonable for the Company. If the Company achieves 100% of those targets, you will receive a bonus equal to 100% of your annual base salary.

                  3.       BENEFITS.

                           (a) GENERALLY. During the Employment Period, you
shall receive four weeks of paid vacation per year. Unused vacation shall accrue for the following year; however, you agree not to take more than five weeks of vacation in any one year. Upon termination of your employment for any reason, you will be entitled to receive payment for any accrued but unused vacation through the date of termination. You shall be entitled to participate in the Company's insurance plans, retirement plans and all other benefit plans generally available to the Company's executive employees as in effect from time to time. You will have the use of a Company car for personal and business use, consistent with the Company's executive Company car policy in effect from time to time. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case subject to and consistent with Company policy. In the event you are required to be in the Company's New York office for two or more consecutive days, the Company will reimburse you for hotel and related travel expenses consistent with Company policy.

                           (b) STOCK OPTION. Effective on and as of the first
day of the Employment Period, you will receive a stock option grant covering 16,500 shares of common stock of RCI (the "Option"). The grant will be made to you under the Company's First Amended and Restated Stock Option Plan (the "Plan"), and the terms thereof will be set forth in the standard form stock option agreement previously approved for use under the Plan by the Board; provided, however, that your stock option agreement will include a provision that, in the event your employment is terminated by the Company without Cause (as defined below), and to the extent that the Option or any portion thereof has vested prior to the termination date (the "Vested Option") such Vested Option will not terminate as otherwise provided in the Plan, but shall continue to be exercisable until the Option expiration date as set forth in your stock option agreement (10 years from the grant date). All other terms of the Plan and the standard form stock option agreement will remain the same with the exception of the last sentence to paragraph 17 of the Stock Option Agreement attached to this agreement. The principal terms of the Option shall be as follows: (i) term - 10 years from the date of grant; (ii) exercise price - to be determined by the Board prior to the grant date, but in no event shall the exercise price exceed $96.23 per share; and (iii) vesting - four equal tranches on the first through fourth anniversary dates of the grant date. For purposes of your stock option agreement, vesting shall begin on the first day of your employment with the Company.

                           (c) STAY BONUS PROGRAM. If the Board implements a
stay bonus program (the "Program") during the Employment Period, you will participate in such Program in such manner and at such level as the Board, in its sole and absolute discretion, determines is appropriate; provided, however, that your participation will be in an amount that is no less than the average of the four lowest participation amounts.


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                  4. TERMINATION AND SEVERANCE. The Employment Period shall
terminate on the first to occur of (a) the then-current scheduled expiration date of the Employment Period, (b) your death or permanent disability (defined as your inability to perform normal duties for a period of 90 consecutive days or for a total of 120 days in any two-year period as determined in good faith by the Board), (c) termination for Cause (as defined below) by the Chief Executive Officer or the Board or (d) termination without Cause by the Chief Executive Officer or the Board. In the event of termination of the Employment Period pursuant to clause (d) and so long as you comply with the restrictions set forth in paragraphs 5 and 6 below, (i) the Company shall continue to pay your base salary for a period of nine months following the date of such termination or for the remainder of the Employment Period, whichever is greater, and (ii) you will receive the bonus, if any, you would have received if you had remained in the employment of the Company. Except as otherwise set forth in this paragraph 4 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 3 above, you shall not be entitled to any compensation or other payment from the Company following termination of the Employment Period. For purpose of this Agreement, "Cause" shall mean (i) your willful and repeated failure to comply with the lawful directives of the Chief Executive Officer and/or the Board, (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious in any significant respect to the property, operations, business or reputation of the Company, or
(iii) your material breach of this Agreement.

                  5. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you during your employment with the Company concerning the business or affairs of the Company ("Confidential Information") is the property of the Company. You shall not at any time during or after the Employment Period, without the prior written consent of the Board, disclose to any unauthorized person or use for your own account or for the account of any person other than the Company and its subsidiaries any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. Upon termination of the Employment Period or at the request of the Board at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company that you may then possess or have under your control.

                  6.       NON-COMPETITION; NON-SOLICITATION.

                           (a)      NON-COMPETITION.  You acknowledge that you
are and will be in possession of Confidential Information and that your services are of unique and great value to the Company. Accordingly, during the Employment Period and for a period of two years thereafter (the "Non-Compete Period"), you shall not directly or indirectly own, manage, control, participate in, consult with, render services to, or in any manner engage in, any enterprise competing with any business of the Company conducted or proposed (during the Employment Period or on the date of termination of the Employment Period) to be conducted, within any geographical area in which the Company engages or plans (during the Employment Period or on the date of termination of the Employment Period) to engage in such business. Nothing herein shall prohibit you from being a

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passive owner of not more than 1% of any publicly-traded class of capital stock of any entity engaged in a competing business.

                           (b)      NON-SOLICITATION.  During the Non-Compete
Period, you shall not (i) induce or attempt to induce any employee of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company at any time during the Employment Period or (iii) induce or attempt to induce any customer or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer or business relation and the Company.

                           (c)      SCOPE OF RESTRICTION.  If, at the time of
enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                           (d)      INJUNCTIVE RELIEF.  You acknowledge that the
Company would be irreparably harmed by a breach by you of the provisions of this paragraph 6 or of paragraph 5 above, and hereby consent to the Company's request for injunctive relief in connection with any such breach or threatened breach.

                  7. PRIOR AGREEMENTS. This Agreement embodies the complete agreement and understanding between the parties and supersedes any and all prior agreements, arrangements or understandings, written or oral, with respect to your employment with RCI and/or the Company. This Agreement may be amended or modified, and the terms hereof may be waived, only in a writing duly executed and delivered by you and RCI.

                  8. SURVIVAL. The provisions of paragraphs 5 and 6 hereof will survive any termination of this Agreement.

                  9. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

                  10. NOTICES. Any notices, consents or other communications required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal express) or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one party to the other):

                           To you:

                           Mr. Robert Corso


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                           To the Company:

                           Renaissance Cosmetics, Inc.
                           635 Madison Avenue
                           New York, New York 10022
                           Attention:  Group Vice President, Corporate
                                       Development and Human Resources

                  11. COUNTERPARTS. This Agreement may be executed in two or more original counterparts, each of which shall constitute an original and both or all of which together shall constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other party to this Agreement.

                  12. SEVERABILITY. The various provision of this Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

                  13. ATTORNEYS' FEES. Should any dispute arise between the Company and you concerning this Agreement or its terms and conditions, the substantially prevailing party in any action or proceeding brought to resolve such dispute, whether at trial, on appeal or in another proceeding shall be entitled to receive from the other party its/his reasonable attorneys' fees.


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                  Please execute the extra copy of this letter agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                                Very truly yours,

                                                RENAISSANCE COSMETICS, INC.



                                                By: /s/ Norbert Becker
                                                --------------------------------
                                                Name:   Norbert Becker
                                                Title:  Chief Executive Officer



Accepted and agreed to:

MR. ROBERT CORSO